NEWS RELEASE
FOR IMMEDIATE RELEASE                                    Company Contact:
                                                         Stanley J. Musial
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com


               Strategic Diagnostics Reports First Quarter Results

               Pretax Income Totaled $512,000 vs. Prior Year Loss


NEWARK, Del., April 24, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 was $6.5 million, compared with $5.7 million in the first quarter of 2002. The net income in the first quarter totaled $335,000, or $0.02 per diluted share, compared to a net loss of $373,000, or $0.02 per diluted share, in the prior year quarter. The Company's strong first quarter was a result of increased sales of pathogen test kits, Microtox(R) systems, GMO tests and antibody products.

Gross profits (total revenues less manufacturing costs) increased $1.0 million, or 38%, to $3.6 million in the first quarter of 2003 compared to $2.6 million in the prior year quarter, and gross margins increased to 56.0% in 2003 from 45.8% in 2002. The increase in gross profits was primarily driven by the $800,000 increase in product sales for the quarter and lower manufacturing expenses. First quarter manufacturing expenses decreased $200,000 to $2.9 million in 2003 compared to $3.1 million in 2002. The decrease for the quarter was primarily driven by benefits realized from the consolidation of the California antibody production facility into the Maine location, which was completed in 2002, and by the Company's initiatives taken in the fourth quarter 2002 and early in the first quarter 2003 to leverage its manufacturing capacity and improve production yields. One such effort was the elimination of separate test kit and antibody business units, resulting in a single manufacturing organization.

Research and development expenses decreased slightly to $716,000 in the first quarter of 2003 compared to $756,000 in the prior year first quarter. Selling, general and administrative expenses decreased to $2.4 million in the first quarter of 2003 from $2.8 million in the prior year first quarter, primarily due to the Company's efforts to streamline its operations, including creating a single sales and marketing organization, which had previously been organized in three distinct teams, and the effect of the consolidation of its antibody facilities in Maine, which was completed in 2002.

Pre-tax income totaled $512,000 in the first quarter 2003 compared to a pre-tax loss of $588,000 in the prior year first quarter. Commenting on the improvement, Richard C. Birkmeyer, President and CEO, stated, "The impact of the revenue growth during the period coupled with the organizational changes we made during 2002 and the early part of 2003 have allowed us to lower our cost structure and leverage our staff, which has allowed us to improve our profitability."

Food safety revenues in the first quarter of 2003 increased 21%, to $1.7 million from $1.4 million in the first quarter of 2002, as the Company saw an increased number of customers in the beef processing industry convert to SDI's E. coli 0157 pathogen test from competitive lateral flow E. coli tests. In the first quarter of 2003, more than ten of these customers converted all or a significant portion or all of their E. coli testing to the SDI RapidChek(R) lateral flow test. Several other customers have also initiated evaluations of the SDI test, with conversion expected to take place in the second quarter.

Also in the first quarter of 2003, SDI released its Salmonella test, which received AOAC Research Institute approval in March 2003. Several of SDI's E. coli customers, as well as other potential new customers, have initiated evaluation of the Salmonella test. As with the E. coli test, customer response has been very favorable.

On February 27, 2003 the Company announced the release of its screening test for the detection of meat and bone meal (MBM) in animal feed, which is linked to the transmission of BSE, commonly known as mad cow disease. This test, known as FeedChek(TM), was designed in a lateral flow format to be both sensitive and easy to use. This test does not require weighing or boiling of samples. By eliminating these steps, the FeedChek(TM) test is fast, easy to use and does not require additional test equipment. This method for testing animal feed has been designed with multiple tests per strip to address the various analytical requirements throughout the world. SDI's product has been shown to detect as little as 0.1% bovine MBM in feed. These product features are important to comply with customer specifications and governmental regulations, which vary quite substantially across the three target markets, the U.S., Europe and Japan. Significant third party evaluations have been initiated, including participation in a collaborative laboratory study in Europe.

The Company believes its leadership position in GMO testing continues to grow. The Company believes that acceptance of GMO technology continues to grow both in the U.S. and abroad, and thus, the demand for the Company's testing products is increasing as well. Sales of grain, non-StarLink(TM) GMO tests increased during the quarter over the first quarter of 2002 by 65%. The Company believes that GMO sales for the remainder of the year will continue to be strong.

Water quality revenues in the first quarter 2003 increased 6% to $1.7 million from $1.6 million in the first quarter 2002, primarily due to increasing sales of the Microtox(R) toxicity screening systems. The Company continues to work with drinking water utilities as they assess their vulnerability to chemical contamination. At this time, more than 25% of the major water utilities have adopted Microtox(R) to screen their water. In addition, SDI is participating in the EPA's Environmental Technology Verification (ETV) program to formally evaluate Microtox(R) for drinking water protection. The ETV program, which will be run by the Advanced Monitoring Systems Center managed by the Battelle Memorial Institute in Columbus, Ohio in partnership with the Environmental Protection Agency, is designed to verify the Microtox(R) system's performance at detection of potential toxic threats to drinking water, including chemicals, nerve agents and biologics. A final report from the study is scheduled to be published by the EPA and Battelle in October of this year.

The Company is also collaborating with the U.S. Navy to further evaluate and develop the capabilities of the Deltatox(R) system for toxin detection. This work will be done at the Naval Surface Warfare Center in Florida.

The increase in Microtox(R) sales was somewhat offset by a decrease in sales of the Company's priority pollutant and pesticide tests for the remediation market, due to continued weak general economic conditions and harsh weather experienced during the first quarter. However, the Company expects the remediation product line sales to recover in the second half of this year.

In the first quarter, the Company made significant progress in the development of the Microtox(R) system for use in the food and beverage industry. Several multi-site evaluation programs are being initiated. This market is developing in response to the food industry's recognition that water is a vital component of their products and that it must be tested, just as all other ingredients in the customers' products are. The Microtox(R) system has been found to be easy to use and can be incorporated into the normal food safety analytical program.

Antibody revenues in the first quarter 2003 increased 17% to $3.0 million from $2.5 million in the first quarter 2002. This increase reflects the results of several new or expanded relationships established in 2002 as customers and prospects had the opportunity to validate manufacturing and quality procedures at the expanded manufacturing facilities in Maine. The Company's project to develop a point-of-treatment diagnostic test for Bayer's new product Repinotan(TM) is continuing with Bayer's Phase III clinical trials expected to be completed during 2003-2004.

Commenting on the increased revenues for the quarter, Mr. Birkmeyer said, "We are very pleased with the expansion and acceptance of our product offering to new and existing customers. We believe our transition into what we believe is a leadership role in the food diagnostic market has, to date, progressed faster than we originally anticipated. We look forward to the release of our Listeria assay later this year. We believe that the opportunity to expand use of the Microtox(R) system by the food and beverage industry provides SDI with a unique opportunity that could accelerate the revenue growth of our Company. We believe that the Company is well-positioned to capitalize on the growing revenue opportunities in all the markets we serve, as we continue to build on our reputation of quality products."
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Conference Call
A conference call to review first quarter results is scheduled for 11:00 a.m. EDT today. The dial-in number for the live conference call will be 877-407-9205 (201-689-8054 outside the U.S.). A live webcast of the conference call will be available on the Company's Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on April 24 through 11:59 p.m. on April 25. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 63329.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

                   STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)
                                   (unaudited)

                                                                          March 31,       December 31,
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                                                                            2003              2002
-------------------------------------------------------------------------------------------------------
 ASSETS
-------------------------------------------------------------------------------------------------------
 Current Assets:
        Cash and cash equivalents                                            $ 2,268          $  2,098
        Receivables, net                                                       4,507             3,956
        Inventories                                                            6,708             6,821
        Deferred tax asset                                                       832             1,009
        Other current assets                                                     967               499
-------------------------------------------------------------------------------------------------------
            Total current assets                                              15,282            14,383
-------------------------------------------------------------------------------------------------------

 Property and equipment, net                                                   3,862             4,013
 Other assets                                                                     25                40
 Deferred tax asset                                                            7,664             7,664
 Intangible assets, net                                                        7,024             7,066
-------------------------------------------------------------------------------------------------------
            Total assets                                                     $33,858          $ 33,166
-------------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------
 Current Liabilities:
        Accounts payable                                                     $   740          $  1,024
        Accrued expenses                                                       1,102               665
        Current portion of long term debt                                        472               211
-------------------------------------------------------------------------------------------------------
            Total current liabilities                                          2,314             1,900
-------------------------------------------------------------------------------------------------------
 Long-term debt                                                                1,159             1,212
-------------------------------------------------------------------------------------------------------
 Stockholders' Equity
        Preferred stock, $.01 par value, 20,920,648 shares authorized,
            no shares issued or outstanding                                        -                 -
        Common stock, $.01 par value, 35,000,000 shares authorized,
            18,938,832 and 18,937,330 issued and outstanding
            at March 31, 2003 and December 31, 2002, respectively                190               190
        Additional paid-in capital                                            35,317            35,312
        Accumulated deficit                                                   (5,073)           (5,408)
        Cumulative translation adjustments                                       (49)              (40)
-------------------------------------------------------------------------------------------------------
            Total stockholders' equity                                        30,385            30,054
-------------------------------------------------------------------------------------------------------
            Total liabilities and stockholders' equity                       $33,858          $ 33,166
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

                  STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)
                                  (unaudited)

                                                              Three Months
                                                             Ended March 31,
-------------------------------------------------------------------------------
                                                            2003         2002
-------------------------------------------------------------------------------
 NET REVENUES:
-------------------------------------------------------------------------------
     Product related                                      $6,365        $5,567
     Contract and other                                      115           177
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          Total net revenues                               6,480         5,744
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 OPERATING EXPENSES:
     Manufacturing                                         2,853         3,111
     Research and development                                716           756
     Selling, general and administrative                   2,387         2,823
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          Total operating expenses                         5,956         6,690
-------------------------------------------------------------------------------

          Operating income (loss)                            524          (946)

 Interest expense, net                                       (12)          (16)

 Gain on sale of assets                                        -           374
-------------------------------------------------------------------------------

 Income (loss) before taxes                                  512          (588)

          Income tax expense (benefit)                       177          (215)

-------------------------------------------------------------------------------
 Net income (loss)                                           335          (373)
-------------------------------------------------------------------------------

 Basic net income (loss) per share                         $0.02        $(0.02)
-------------------------------------------------------------------------------

 Shares used in computing basic net income
     net income (loss) per share                      18,939,000    17,860,000
-------------------------------------------------------------------------------

 Diluted net income (loss) per share                       $0.02        $(0.02)
-------------------------------------------------------------------------------

 Shares used in computing diluted net income
     net income (loss) per share                      19,495,000    17,860,000
-------------------------------------------------------------------------------